Exhibit 99.2

Bio-Path Holdings, Inc. Announces $1.7 Million Registered Direct Offering Priced At-the-Market

HOUSTON— January 18, 2019 – Bio-Path Holdings, Inc., (Nasdaq: BPTH) (Bio-Path), a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced that it has entered into definitive agreements with several healthcare focused institutional investors for the issuance and sale of 648,302 shares of its common stock, at a purchase price per share of $2.65, for aggregate gross proceeds of approximately $1.7 million, in a registered direct offering priced at-the-market. Additionally, in a concurrent private placement, Bio-Path has also agreed to issue to such investors unregistered warrants to purchase up to 324,151 shares of common stock. The offerings are expected to close on or about January 23, 2019, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offerings.

The warrants will have an exercise price of $2.65 per share and exercise period commencing immediately upon issuance and a term of five and one-half (5.5) years.

Bio-Path currently intends to use the net proceeds from the offerings for working capital and general corporate purposes.

The shares of common stock offered in the registered direct offering (but not the warrants or the shares of common stock underlying the warrants) are being offered and sold by Bio-Path pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-215205), including a base prospectus, previously filed with and declared effective by the Securities and Exchange Commission (SEC) on January 9, 2017. The offering of the shares of common stock will be made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying base prospectus may also be obtained from H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at 646-975-6996 or e-mail at placements@hcwco.com.

Neither the warrants nor the underlying shares of common stock issuable upon exercise of the warrants will be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The warrants and the underlying shares of common stock issuable upon exercise of the warrants will be issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers and in preclinical studies for solid tumors. This is followed by BP1002, targeting the Bcl-2 protein, which the company anticipates entering into clinical studies where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the offering, including those relating to the size thereof, the expected net proceeds from the offering, the intended use of proceeds and the timing of the closing of the offering. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including risks and uncertainties associated with the satisfaction of customary closing conditions related to the offering, Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, Bio-Path’s ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, the maintenance of intellectual property rights, risks relating to maintaining Bio-Path’s listing on the Nasdaq Capital Market and such other risks which are identified in Bio-Path's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369